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                                                           Exhibit 3.1

                            CERTIFICATE OF AMENDMENT

                                     OF THE

            FIFTH AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

                                       OF

                               EXACT CORPORATION

      Exact Corporation, a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the "Corporation") DOES HEREBY CERTIFY:

         FIRST: That the Board of Directors of Exact Corporation (the "Corporation") at a meeting of the Board of Directors, by at least a majority of its members, duly adopted resolutions in accordance with Section 242 of the General Corporation Law of the State of Delaware, (i) proposing an amendment to the Fifth Amended and Restated Certificate of Incorporation, as amended, (ii) declaring such amendment to be advisable and in the best interests of the Corporation, and (iii) directing that such amendment be submitted to the stockholders of the Corporation for approval thereby. The resolutions setting forth the amendment and directing that such amendment be submitted to the stockholders are as follows:

RESOLVED:            That, subject to stockholder approval, the first paragraph of Article FOURTH (the "CERTIFICATE OF INCORPORATION") of the Corporation's Fifth Amended and Restated Certificate of
                     Incorporation, as amended, be further amended by deleting such paragraph in its entirety and replacing it with the following:

                             "FOURTH: The total number of shares of all classes of capital stock which the Corporation shall have authority to issue is 104,700,373 shares, consisting of 100,000,000 shares of Common Stock with a par value of $.01 per share (the "Common Stock") and 4,700,373 shares of Preferred Stock with a par value of $.01 per share, (the "Preferred Stock"), of which 1,000,000 shares are designated as Series A Convertible Preferred Stock, 1,250,000 shares are designated as Series B Convertible Preferred Stock, 1,015,000 shares are designated as Series C Convertible Preferred Stock and 1,435,373 shares are designate as Series D Convertible Preferred Stock."

RESOLVED:             That the proposal to amend the Certificate of
                      Incorporation, as set forth in the preceding resolution, be submitted to the Stockholders of the Corporation entitled to vote thereon for their approval in compliance with Sections 228 and 242 of the General Corporation Law of the State of Delaware.


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RESOLVED:             That, subject to the approval by the Stockholders of the
                      proposal to amend the Certificate of Incorporation as described in the foregoing resolution, the Secretary hereby is, authorized and directed to amend the Certificate of Incorporation as set forth above and to file such amendment with the Secretary of State of the State of Delaware.

         SECOND: That stockholders of the Corporation holding the necessary number of shares of the outstanding capital stock of the Corporation as required by statute and the Certificate of Incorporation of the Corporation approved said amendment by written consent effective October __, 2000, in accordance with Sections 228 and 242 of the General Corporation Law of the State of Delaware and written notice of such action by written consent of stockholders has been given in accordance with said Section 228.

         THIRD: That the aforesaid amendment was duly adopted in accordance with the applicable provisions of Section 242 of the General Corporation Law of the State of Delaware.


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         IN WITNESS WHEREOF, said Exact Corporation has caused this certificate to be executed by Stanley N. Lapidus, its Secretary, on this 20th day of October 2000.

                                                     EXACT CORPORATION

                                                     By: /s/ Stanley N. Lapidus
                                                         ----------------------
                                                         Stanley N. Lapidus
                                                         Secretary